UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 11, 2008

SRKP 18, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52934	20-8057756
(Commission File Number)	(IRS Employer Identification No.)

4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 11, 2008, SRKP 18, Inc., a Delaware corporation (the “Company”), entered into a Share Exchange Agreement (the “Agreement”) with World Orient Universal Limited, a company organized under the law of the British Virgin Islands (“World Orient”), and the shareholders of World Orient (the “Shareholders”), pursuant to which the Company agreed to issue an aggregate of 1,985,000 shares of its common stock to the Shareholders and/or their designees in exchange for 100% of the share capital of World Orient (the “Share Exchange”).  In addition, the Company agreed to have concluded an equity financing of at least $5 million at the time of the closing of the Share Exchange (the “Equity Financing”).

The consummation of the Share Exchange is subject to certain conditions.  After giving effect to the Share Exchange and the Equity Financing, the Company expects there will be approximately 9,081,390 shares of its common stock issued and outstanding, 3,125,000 shares of its Series A Convertible Preferred Stock issued and outstanding, and warrants to purchase 7,096,390 shares of its common stock issued and outstanding.

The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption of the operations and liabilities of World Orient and its subsidiaries, including Zhengzhou Shenyang Technology Company Limited, a company organized in the People’s Republic of China (“ZST”). In connection with the change-in-control, there will be a new Board of Directors and management of the Company, which persons will initially be from ZST.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 18, INC.

Date: December 12, 2008

	By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President